For Immediate Release	Contact:
Claire M. Chadwick
Executive Vice President and
Chief Financial Officer
630 Godwin Avenue
Midland Park, NJ 07432
P: 201.444.7100

PRESS RELEASE

Stewardship Financial Corporation Announces
Earnings For The First Quarter of 2018

Midland Park, NJ - May 10, 2018 - Stewardship Financial Corporation (NASDAQ:SSFN), parent company of Atlantic Stewardship Bank, announced net income for the three months ended March 31, 2018 of $1.8 million, or $0.21 per share, compared to $991,000, or $0.16 per share for the three months ended March 31, 2017.

“We continue to strive to build on our past success and remain committed to creating stronger momentum as the year progresses,” stated Paul Van Ostenbridge, Stewardship Financial Corporation’s President and Chief Executive Officer.

Operating Results
Net interest income and net interest margin were $6.8 million and 3.15% for the first quarter of 2018 compared to $6.2 million and 3.23% for the comparable period a year earlier. "Notwithstanding a tighter margin, our reported net interest income reflected the benefit from the increase in assets on a year-over-year basis," noted Van Ostenbridge.

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Stewardship Financial Corporation continued                         May 10, 2017

Results for the three months ended March 31, 2018 benefited from the Corporation recording a negative provision for loan losses of $335,000 as compared to the positive $300,000 provision for loan losses for the three months ended March 31, 2017. The March 2018 reversal of a portion of the allowance for loan losses is reflective of continued improvement in both the Corporation's loss experience and overall economic conditions, including the real estate climate in the Corporation's primary business markets.

The Corporation reported noninterest income of $725,000 for the three months ended March 31, 2018 compared to $799,000 for the comparable prior year three-month period. The three months ended March 31, 2018 included a negative $74,000 mark to market adjustment of a CRA investment which is classified as an equity security.  Such security has been owned for years for CRA purposes, but under newly enacted accounting rules, equity securities now require a quarterly mark to market through the income statement. When comparing the current year period to the prior year period, an increase in income from the purchase of additional bank-owned life insurance in the second quarter of 2017 was generally offset by a decline in fees and service charges.

Total noninterest expenses were $5.4 million for the three months ended March 31, 2018 compared to the $5.1 million incurred in the prior year period. “The Corporation continues to appropriately control expenses as the balance sheet grows,” stated Van Ostenbridge. The largest increase in expense was seen in salaries and employee benefits, which increased $265,000 in the current quarter when compared to the three months ended March 31, 2017. In addition to normal salary increases, the increase includes the costs associated with the establishment of a Small Business Administration (SBA) Lending Department - fully staffed with experienced employees. Costs associated with a harsh winter in 2018 are reflected as an increase in occupancy expenses.

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Stewardship Financial Corporation continued                         May 10, 2017

The first quarter of 2018 results included the impact of a reduction in the Federal corporate income tax rate from 35% to 21% as a result of the enactment of the Tax Cuts and Jobs Act (“Tax Act”) in December 2017. For the current year period the effective tax rate was 26.4% compared to an effective tax rate of 36.7% for the three months ended March 31, 2017.

Balance Sheet / Financial Condition
Total assets at March 31, 2018 were $922.4 million compared to $928.8 million of assets at December 31, 2017. Growth in the loan portfolio from new originations was offset by several large loan payoffs during the current quarter. According to Van Ostenbridge, “Certain of the payoffs during the quarter represented lower yielding loans and now provides an opportunity to redeploy the assets into higher yielding loans.”

Total deposits were $772.2 million at March 31, 2018, reflecting net growth of $8.1 million since December 31, 2017. The Corporation continues to experience growth in both noninterest-bearing and interest-bearing deposits.

At March 31, 2018, the Corporation’s Tier 1 leverage ratio and total risk based capital ratio were 9.04% and 14.40%, respectively. These ratios are both significantly above the respective 4.0% and 8% minimum levels required and result in categorizing the Corporation as a “well capitalized” institution under regulatory guidelines.

About Stewardship Financial Corporation
Stewardship Financial Corporation’s subsidiary, the Atlantic Stewardship Bank, has 12 banking offices in Midland Park, Hawthorne, Montville, Morristown, North Haledon, Pequannock, Ridgewood, Waldwick,

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Stewardship Financial Corporation continued                         May 10, 2017

Wayne (2), Westwood and Wyckoff, New Jersey. The Bank is known for tithing 10% of its pre-tax profits to Christian and local charities. To date, the Bank’s tithe donations total over $10.1 million.

We invite you to visit our website at www.asbnow.com for additional information.
The information disclosed in this document contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “plan,” “estimate,” and “potential.” Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of the Corporation that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include changes in general, economic and market conditions, legislative and regulatory conditions, or the development of an interest rate environment that adversely affects the Corporation’s interest rate spread or other income anticipated from operations and investments.

Stewardship Financial Corporation
Selected Consolidated Financial Information
(dollars in thousands, except per share amounts)
(unaudited)

	March 31,	December 31,	September 30,	June 30,	March 31,
	2018	2017	2017	2017	2017

Selected Financial Condition Data:
Cash and cash equivalents	$22,178	$21,270	$17,213	$19,459	$12,793
Securities available for sale	106,467	109,259	111,973	112,511	91,926
Securities held to maturity	51,894	52,442	53,323	52,091	52,805
Other equity investments	3,706	3,756	3,760	3,733	3,706
FHLB stock	3,039	3,715	3,919	5,169	3,784
Loans held for sale	—	370	688	446	188
Loans receivable:
Loans receivable, gross	708,169	711,720	691,953	692,056	654,769
Allowance for loan losses	(8,445)	(8,762)	(8,614)	(8,550)	(8,246)
Other, net	(448)	(397)	(422)	(344)	(327)
Loans receivable, net	699,276	702,561	682,917	683,162	646,196
Other real estate owned, net	—	—	—	—	401
Bank owned life insurance	21,222	21,084	20,943	20,802	16,673
Other assets	14,659	14,309	15,958	15,934	15,927
Total assets	$922,441	$928,766	$910,694	$913,307	$844,399

Noninterest-bearing deposits	$178,572	$172,861	$171,609	$177,678	$170,566
Interest-bearing deposits	593,644	591,238	569,352	543,215	530,138
Total deposits	772,216	764,099	740,961	720,893	700,704
Other borrowings	48,760	63,760	68,760	93,760	65,200
Subordinated debentures and
subordinated notes	23,333	23,317	23,301	23,284	23,268
Other liabilities	3,760	3,925	3,564	2,859	2,810
Total liabilities	848,069	855,101	836,586	840,796	791,982
Shareholders' equity	74,372	73,665	74,108	72,511	52,417
Total liabilities and shareholders' equity	$922,441	$928,766	$910,694	$913,307	$844,399

Gross loans to deposits	91.71%	93.14%	93.39%	96.00%	93.44%

Equity to assets	8.06%	7.93%	8.14%	7.94%	6.21%

Book value per share	$8.57	$8.51	$8.57	$8.39	$8.55

Asset Quality Data:
Nonaccrual loans	$1,136	$1,194	$806	$826	$592
Loans past due 90 days or more and
accruing	—	—	—	320	—
Total nonperforming loans	1,136	1,194	806	1,146	592
Other real estate owned	—	—	—	—	401
Total nonperforming assets	$1,136	$1,194	$806	$1,146	$993

Nonperforming loans to total loans	0.16%	0.17%	0.12%	0.17%	0.09%
Nonperforming assets to total assets	0.12%	0.13%	0.09%	0.13%	0.12%
Allowance for loan losses to total gross
loans	1.19%	1.23%	1.24%	1.24%	1.26%

Stewardship Financial Corporation
Selected Consolidated Financial Information
(dollars in thousands, except per share amounts)
(unaudited)

	For the three months ended
	March 31,
	2018	2017
Selected Operating Data:
Interest income	$8,539	$7,424
Interest expense	1,716	1,244
Net interest income	6,823	6,180
Provision for loan losses	(335)	300
Net interest income after provision for loan losses	7,158	5,880
Noninterest income:
Fees and service charges	507	535
Bank owned life insurance	138	115
Gain on calls and sales of securities	6	—
Gain on sales of mortgage loans	22	17
Miscellaneous	52	132
Total noninterest income	725	799
Noninterest expenses:
Salaries and employee benefits	3,109	2,844
Occupancy, net	442	409
Equipment	181	162
Data processing	484	469
Advertising	157	136
FDIC insurance premium	64	77
Charitable contributions	180	125
Bank-card related services	127	142
Other real estate owned, net	—	15
Miscellaneous	684	735
Total noninterest expenses	5,428	5,114
Income before income tax expense	2,455	1,565
Income tax expense	647	574
Net income	$1,808	$991

Weighted avg. no. of diluted common shares	8,658,506	6,124,926
Diluted earnings per common share	$0.21	$0.16

Return on average common equity	9.92%	7.71%

Return on average assets	0.80%	0.49%

Yield on average interest-earning assets	3.94%	3.88%
Cost of average interest-bearing liabilities	1.04%	0.84%
Net interest rate spread	2.90%	3.04%

Net interest margin	3.15%	3.23%

Stewardship Financial Corporation
Selected Consolidated Financial Information
(dollars in thousands, except per share amounts)
(unaudited)

	For the three months ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2018	2017	2017	2017	2017
Selected Operating Data:
Interest income	$8,539	$8,463	$8,400	$7,943	$7,424
Interest expense	1,716	1,628	1,577	1,409	1,244
Net interest income	6,823	6,835	6,823	6,534	6,180
Provision for loan losses	(335)	75	20	260	300
Net interest and dividend income after provision for loan losses	7,158	6,760	6,803	6,274	5,880
Noninterest income:
Fees and service charges	507	533	524	519	535
Bank owned life insurance	138	141	141	129	115
Gain on calls and sales of securities	6	—	1	—	—
Gain on sales of mortgage loans	22	55	68	38	17
Gain on sales of other real estate owned	—	—	—	13	—
Miscellaneous	52	121	111	114	132
Total noninterest income	725	850	845	813	799
Noninterest expenses:
Salaries and employee benefits	3,109	2,888	2,843	2,880	2,844
Occupancy, net	442	414	414	393	409
Equipment	181	176	173	162	162
Data processing	484	442	444	456	469
Advertising	157	171	182	211	136
FDIC insurance premium	64	86	50	109	77
Charitable contributions	180	240	130	120	125
Bank-card related services	127	130	137	142	142
Other real estate owned, net	—	—	—	9	15
Miscellaneous	684	521	663	601	735
Total noninterest expenses	5,428	5,068	5,036	5,083	5,114
Income before income tax expense	2,455	2,542	2,612	2,004	1,565
Income tax expense	647	2,494	972	736	574
Net income	$1,808	$48	$1,640	$1,268	$991

Weighted avg. no. of diluted common shares	8,658,506	8,648,191	8,643,737	8,174,484	6,124,926
Diluted earnings per common share	$0.21	$0.01	$0.19	$0.16	$0.16

Return on average common equity	9.92%	0.26%	8.83%	7.37%	7.71%

Return on average assets	0.80%	0.02%	0.71%	0.58%	0.49%

Yield on average interest-earning assets	3.94%	3.82%	3.80%	3.81%	3.88%
Cost of average interest-bearing liabilities	1.04%	0.97%	0.94%	0.90%	0.84%
Net interest rate spread	2.90%	2.85%	2.86%	2.91%	3.04%

Net interest margin	3.15%	3.09%	3.09%	3.14%	3.23%

Stewardship Financial Corporation
Non-GAAP Reconciliation
(dollars in thousands, except per share amounts)
(unaudited)

For the three months ended,
December 31, 2017

Net income	$48
Impact of Tax Act	1,420
Adjusted net income	$1,468

Weighted avg. no. of diluted common shares	8,648,191
Adjusted diluted earnings per common share	$0.17

Adjusted return on average common equity	7.82%

Adjusted return on average assets	0.63%